Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 (914) 789-2800 www.progenics.com

Contact:	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com

PROGENICS PHARMACEUTICALS AND CENTRE FOR PROBE DEVELOPMENT AND COMMERCIALIZATION ANNOUNCE AGREEMENT TO MANUFACTURE TARGETED RADIOTHERAPEUTIC CANDIDATE FOR ULTRA-ORPHAN INDICATIONS
Canadian Centre of Excellence Collaboration with US-based Progenics Directed to Unmet Medical Need of Patients with Pheochromocytoma and Paraganglioma
Tarrytown, NY, and Hamilton, ON, Canada, April 1, 2014 – Progenics Pharmaceuticals, Inc. (NASDAQ: PGNX), and Centre for Probe Development and Commercialization (CPDC) today announced that  Azedra™, a novel targeted radiotherapy candidate resuming phase 2 registrational testing in patients suffering from pheochromocytoma and paraganglioma, will be manufactured by CPDC for the developer of the compound, Progenics Pharmaceuticals.

"CPDC, and their host, McMaster University, serve as a model of how collaborative efforts can advance medical discoveries to commercialization," said Mark Baker, Chief Executive Officer of Progenics.   "As we move forward in the radiopharmaceutical space, we recognize the significance of our selection of a manufacturing partner.   We believe CPDC has the proven ability to meet our demanding standards and timelines, in tandem with the ingenuity and flexibility necessary to manufacture small batches of radiopharmaceuticals in a cost-effective manner; a value creation point of great relevance to the ultra-orphan market.  We look forward to a strong partnership with CPDC as this, and our other radiotherapeutic programs develop," continued Mr. Baker.

Dr. John Valliant, CEO and Scientific Director of the CPDC, said, "Our industry expertise and manufacturing capabilities, the skilled support staff and world-class facilities available to us at McMaster University and the support of the Canadian Government, make us uniquely qualified to collaborate with companies like Progenics.   We believe this partnership between two innovative industry leaders will play a pivotal role in advancing new technologies for the treatment of cancers."

"The lack of approved treatment options for patients suffering with the devastating health conditions of pheochromocytoma and paraganglioma is tragic," said Daniel Pryma, M.D., Assistant Professor of Radiology and Nuclear Medicine/Molecular Imaging Modality Chief of the Department of Radiology, at the University of Pennsylvania's Perelman School of Medicine, and lead investigator in the trial.   Dr. Pryma continued, "Azedra brings hope to my patients and we anxiously await the availability of study drug and fast-tracked commercialization of Azedra."
About Azedra
Azedra is a radiotherapy candidate for the treatment of pheochromocytoma and paraganglioma. Azedra is in a phase 2b registrational trial under a Special Protocol Assessment with the U.S. Food and Drug Administration using a surrogate marker registrational endpoint.   Following a successful completion of this phase 2b study, Progenics intends to submit a New Drug Application (NDA) and request priority review to receive FDA action on the application within six months instead of the standard ten.
In addition to potentially treating pheochromocytomas and paragangliomas, Azedra may also have utility in treating neuroblastomas and other neuroendocrine diseases.
About Pheochromocytoma and Paraganglioma
Pheochromocytomas, which form in the adrenal glands, are a form of paragangliomas, rare neuroendocrine tumors that form in nerve tissue in the adrenal glands and near certain blood vessels and nerves. Pheochromocytomas and paragangliomas can be benign (not cancerous) or malignant (cancerous). Existing options for these tumors, including surgery, radiation, chemotherapy, ablation, embolization and targeted therapeutic agents, often do not result in effective treatment of the disease.

About Centre for Probe Development and Commercialization (CPDC)
CPDC discovers, develops and distributes radiopharmaceuticals for the early diagnosis and treatment of disease. CPDC delivers a reliable, daily supply of diagnostic radiopharmaceuticals, including Glucovision® (FDG), to hospitals across Canada and offers comprehensive contract research and cGMP manufacturing services to the radiopharmaceutical industry. CPDC provides this specialized expertise to its industry and academic partners to move innovative molecular diagnostics and radiotherapies from R&D labs to clinical and commercial use. CPDC is a Centre of Excellence for Commercialization and Research, part of the Networks of Centres of Excellence Program, and is supported by the Ontario Institute for Cancer Research, GE Healthcare, McMaster University, Cancer Care Ontario and VWR. To learn more, visit CPDC at www.imagingprobes.ca.

About Progenics
Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic and a small molecule targeted imaging agent, both in phase 2 clinical trials. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate also in a phase 2 study under an SPA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. For additional information, please visit www.progenics.com.
This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.
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Editors Note:
For more information, please visit www.progenics.com.